 EXHIBIT 99.1

TPT Global Tech’s Subsidiary, TPT Strategic, Awarded Its Second Fire Suppression/Fire Alarm Inspection and Maintenance Services Contract for Naval Air Station at  Meridian Mississippi Valued at $3.9M

The new contract comes on the heels of a recent announcement of a $2.86 million contract renewal for a Fort Hood project and an investment from Black Pearl Investments for TPT Smart City projects

SAN DIEGO, CA / ACCESSWIRE / November 17, 2022 / TPT Global Tech, Inc. (OTC PINK:TPTW) ("TPT Global Tech") announced today that IST, a division of its subsidiary, TPT Strategic Inc. (OTCBB: INOQ)("TPT Strategic"), (www.istincs.com) a general construction and information technology services company has been awarded its second 4-year contract renewal valued at $3,927,184.00 from the US Navy. The contract was renewed by NAVFAC Engineering Systems Command SE, PWD Meridian. IST's first contract award was issued from 2016 - 2020. IST provides Fire Suppression, Fire Alarm, Fire Sprinkler SystemsInspection, Testing and Maintenance (ITM), and Repair Services for the Naval Air Station in Meridian Mississippi.

IST serves as the lead contractor on this project.IST furnishes all management, tools, supplies, equipment, and labor necessaryto inspect, restore,maintain, repair, clean,and perform testing of installedfacility fire sprinklersystems, fire alarm systems and kitchen fire suppression systems, clean agent suppression systems, fire pumps, fire pump monitoring devices, and fire sprinkler monitoring devices. Additional equipmentincludes foam systems,automatic fire alarms, Fire Alarm Control Panels(FACP), and associateddevices (activation, warning,and auxiliary).

"It's great to see our Government contract customers renewing their contracts with us for the outstanding services that TPT Strategic is providing them. It is also great to see the market reacting to our accomplishments and I believe we will get our OTCQB status back in the near future," said Stephen J Thomas III, Chairman & CEO of TPT Global Tech

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About IST, a TPT Strategic Division

IST, based in Huntsville Alabama, with branch offices in Nashville TN, Birmingham Al, Jackson MS, Fort Campbell KY, New Orleans LA, and Joint Base Lewis-McChord, has two divisions, Construction and IT Technology, and has been a general contractor for over 15years. IST has been in the Federal Marketplace since its inception in 2008 and has completed work for over 15 federal agencies. IST has been successfully providing design-build construction, demolition, abatement, earthwork, concrete, steel and metal work, masonry, underground utilities, environmental protection, and site restoration services since 2008. IST differentiates itself by offering superior quality results at a competitive price. IST safely delivers projects on time and within budget. IST has a bonding capacity of $10M per single project and $20M aggregate. IST Information Technology Services Division provides program management, System Engineering, Software Development, Network Engineering, Records Management and Controls, Physical Security and Information Assurance, Video Teleconferencing and AV systems, Help Desk Services, and Information Technology Statements of Qualification. IST is committed to maintaining customer satisfaction, trust and Integrity by delivering quality products and services conforming to industry best practices and continuous process improvement.

With the completed acquisition of IST and its seasoned professional team of construction engineers and design teams, TPT Global Tech is positioned to start its Tuskegee Smart City project. "It is such a pleasure to work with Everett Lanier the new President for TPT Strategic and the IST Team. They are bringing such a high level of professionalism and experience to TPT Global Tech's already seasoned team of Executives to assist us as we move forward with our Smart City initiatives domestically and internationally," said Stephen J Thomas III, Chairman & CEO of TPT Global Tech.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), and Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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